Exhibit 99.2

AMD Reports Second Quarter 2012 Results – CFO Commentary

July 19, 2012

Reconciliation for all non-GAAP financial measures discussed in this commentary to the most directly comparable GAAP financial measures is included below and in our financial tables that accompany our earnings press release available on quarterlyearnings.amd.com.

Second Quarter 2012 Results

•	AMD revenue $1.41 billion, down 11% quarter-over-quarter and down 10% year-over-year

•	Net income of $37 million, EPS of $0.05, operating income of $77 million

•	Non-GAAP net income of $46 million, EPS of $0.06, operating income of $86 million

•	Gross margin 45%

•	Non-GAAP gross margin 46%

Q2 2012 Commentary

Revenue was $1.41 billion, down 11% sequentially. Sequential revenue decline in the Computing Solutions segment of 13% was driven primarily by lower channel sales in China and Europe as well as a weaker consumer buying environment impacting sales to Original Equipment Manufacturers (OEMs). Graphics segment revenue was down 4% sequentially in a seasonally down quarter.

Non-GAAP gross margin was 46%, flat sequentially.

Operating expenses were $561 million. Non-GAAP operating expenses were $557 million, 8% less than prior guidance of approximately $605 million primarily due to lower bonus accruals and discretionary spending cost controls late in the quarter.

•	R&D was $345 million, 24% of net revenue.

•	SG&A was $212 million, 15% of net revenue.

•	To derive non-GAAP operating expenses, we excluded the impact of:

•	Amortization of acquired intangible assets of $4 million (primarily related to the SeaMicro acquisition in Q1 2012)

AMD Q2-12 CFO Commentary	Page 1	July 19, 2012

Non-GAAP net income was $46 million and non-GAAP operating income was $86 million.

To derive non-GAAP net income and non-GAAP operating income we excluded the impact of:

•	Amortization of acquired intangible assets of $4 million (primarily related to the SeaMicro acquisition in Q1 2012); and

•	Legal settlement of $5 million[1]

Interest expense was $43 million, flat compared to the prior quarter.

Tax provision was a net credit of $6 million in the quarter, compared to $32 million in the prior quarter. The difference was primarily a one-time tax benefit of $36 million2 in the prior quarter related to the SeaMicro acquisition.

Non-GAAP EPS was $0.06, calculated using 755 million fully diluted shares.

Adjusted EBITDA was $173 million, down $48 million from the prior quarter due to lower non-GAAP operating income which resulted from lower revenue in the quarter.

Q2 2012 Segment Results – Computing Solutions

Computing Solutions segment revenue was $1.05 billion, down 13% sequentially driven primarily by lower channel sales in China and Europe as well as a weaker consumer buying environment impacting sales to OEMs.

•

Client product revenue declined 13% sequentially primarily due to a lower ASP. Units also declined. The ASP and unit decrease were primarily driven by lower desktop processor unit shipments and product mix in the channel.

•	APU shipments were flat as a percentage of our Client products.

•	Server processor revenue declined sequentially mainly due to lower unit shipments quarter-over-quarter.

•	Chipset revenue declined sequentially primarily due to lower ASP in the quarter.

Shipments of AMD’s 2nd-Generation A-Series APU, codenamed “Trinity” more than doubled in the quarter compared to the first quarter of 2012.

Computing Solutions operating income was $82 million, down $42 million from the previous quarter, primarily due to lower revenue.

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Q2 2012 Segment Results – Graphics

Graphics segment revenue was $367 million, seasonally down 4% compared to the prior quarter.

•	GPU revenue was down in a seasonally down quarter due to lower unit shipments in the channel and game console royalty revenue was flat compared to the prior quarter.

•	GPU ASP was flat compared to the prior quarter.

Graphics segment operating income was $31 million, down $3 million from the prior quarter primarily due to the seasonal decline in revenue.

Balance Sheet

Cash, cash equivalents and marketable securities, including long term marketable securities were $1.76 billion as of the end of Q2 2012 compared with $1.71 billion as of the end of Q1 2012. We made a $50 million cash payment to GLOBALFOUNDRIES (GF) related to the 28 nanometer (nm) product limited waiver of exclusivity, as provided in the 2012 amendment to the Wafer Supply Agreement (WSA). The remaining balance of payments related to the waiver is $225 million which will be paid by the end of the first quarter of 2013.

Accounts Receivable at the end of the quarter was $744 million, down $218 million compared to the end of Q1 2012 due to the decrease in net revenue for the quarter.

Inventory was $833 million exiting the quarter, up $248 million from the prior quarter primarily due to lower sales in the quarter and in preparation for previously anticipated demand in the second half of 2012. The inventory build consists primarily of our latest generation of products.

Payable to GLOBALFOUNDRIES (GF) line item on the Balance Sheet is new as of Q1 2012, and includes all amounts due to GF by AMD. Payables to GF increased $101 million in Q2 2012 due to a $151 million increase of wafer purchases from GF offset by the $50 million payment to GF related to the 28 nanometer (nm) product limited waiver of exclusivity.

Debt as of the end of the quarter was unchanged at $2.02 billion.

Net cash provided by operations was $81 million. Non-GAAP free cash flow was $42 million.

Outlook

The following statements concerning AMD are forward-looking and actual results could differ materially from current expectations. Investors are urged to review in detail the risks and uncertainties in AMD’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

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Q3 2012 Outlook:

•	AMD expects revenue to decrease 1% sequentially, +/- 3%.

•	AMD expects gross margin to be approximately 44%.

•	Operating expenses are expected to be approximately $560 million.

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For more information, contact:

Investor Contacts:

Ruth Cotter

408-749-3887

ruth.cotter@amd.com

Media Contact:

Drew Prairie

512-602-4425

drew.prairie@amd.com

1. Legal Settlement: In the second quarter of 2012 management determined that it was probable a settlement would be reached with a third party and that the amount of the settlement was estimable. As a result, the Company recorded the estimated settlement amount of $5 million in the second quarter of 2012 as a legal settlement. This amount remained accrued as of June 30, 2012. The Company excluded this item from the Company’s GAAP net income, GAAP earnings per share, GAAP operating income and GAAP gross margin for the second quarter of 2012 because it is not indicative of ongoing operating performance and because the Company believes exclusion of this item enables investors to better evaluate the Company’s current operating performance compared with prior periods.

2. Tax Benefit related to SeaMicro acquisition: Since the acquisition of SeaMicro was treated as a stock purchase for income tax purposes, tax amortization of the acquired identifiable intangible assets is not allowed. As a result, the Company was required to establish a deferred tax liability of approximately $36 million for the book/tax difference. This reduced the Company’s existing valuation allowance against its deferred tax asset by providing an additional source of future taxable income. The reduction in valuation allowance resulted in a discrete income tax provision benefit of approximately $36 million in the first quarter of 2012. The Company excluded this item from the Company’s GAAP net loss for the first quarter of 2012 because it is not indicative of ongoing operating performance and because the Company believes exclusion of this item enables investors to better evaluate the Company’s current operating performance compared with prior periods.

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AMD Q2-12 CFO Commentary	Page 4	July 19, 2012

Non-GAAP Measures:

To supplement the Company’s financial results calculated in accordance with United States generally accepted accounting principles (GAAP), this commentary contains non-GAAP financial measures, including non-GAAP net income, non-GAAP earnings per share, non-GAAP operating income, non-GAAP operating expenses, non-GAAP gross margin, Adjusted EBITDA, and non-GAAP adjusted free cash flow. These non-GAAP financial measures reflect certain adjustments, and the Company has presented a reconciliation of GAAP to non-GAAP financial measures in the tables below.

The Company presents “Adjusted EBITDA” as a supplemental measure of its performance. Adjusted EBITDA for the Company is determined by adjusting operating income (loss) for depreciation and amortization, employee stock-based compensation expense and amortization of acquired intangible assets. In addition, for the second quarter of 2012, the Company included an adjustment for a legal settlement with a third party, and for the first quarter of 2012 the Company included an adjustment for the limited waiver of exclusivity from GLOBALFOUNDRIES, net restructuring charges and costs related to acquisition of SeaMicro Inc. The Company calculates and communicates Adjusted EBITDA in the financial schedules because the Company’s management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of operating income (loss) or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.

The Company also presents non-GAAP adjusted free cash flow in the earnings release as a supplemental measure of its performance. In 2008 and 2009, the Company and certain of its subsidiaries (collectively, the “AMD Parties”) entered into supplier agreements with IBM Credit LLC and certain of its subsidiaries (collectively, the “IBM Parties”). Pursuant to these supplier agreements, the AMD Parties sold to the IBM Parties invoices of selected distributor customers. Because the Company does not recognize revenue until its distributors sell its products to their customers, under GAAP, the Company classified funds received from the IBM Parties as debt on the balance sheet. Moreover, for cash flow purposes, these funds were classified as cash flows from financing activities. When a distributor paid the applicable IBM Party, the Company reduced the distributor’s accounts receivable and the corresponding debt resulted in a noncash accounting entry. Because the Company did not receive the cash from the distributor to reduce the accounts receivable, the distributor’s payment was not reflected in the Company’s cash flows from operating activities. Non-GAAP adjusted free cash flow for the Company was determined by adding the distributors’ payments to the IBM Parties to GAAP net cash provided by (used in) operating activities. This amount was then further adjusted by subtracting capital expenditures. Generally, under GAAP, the reduction in accounts receivable is assumed to be a source of operating cash flows. Therefore, the Company believes that treating the payments from its distributor customers to the IBM Parties as if the

AMD Q2-12 CFO Commentary	Page 5	July 19, 2012

Company actually received the cash from the distributor and then used that cash to pay down the debt is more reflective of the economic substance of the transaction. On February 11, 2011, the Company terminated its supplier agreements with IBM Parties. As a result, as of the end of the second quarter of 2011, there were no outstanding invoices relating to the financing arrangement with the IBM Parties, and starting from the third quarter of 2011, the Company no longer makes quarterly adjustments for distributors’ payments to the IBM Parties to its GAAP net cash provided by (used in) operating activities when calculating non-GAAP adjusted free cash flow. The Company calculates and communicates non-GAAP adjusted free cash flow in the financial schedules because the Company’s management believes it is of importance to investors to understand the nature of these cash flows. The Company’s calculation of non-GAAP adjusted free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view non-GAAP adjusted free cash flow as an alternative to GAAP liquidity measures of cash flows from operating or financing activities. The Company has provided reconciliations within the press release and financial schedules of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because the Company believes it assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance and for the other reasons described in the footnotes to the selected data tables.

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Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income

(Millions except per share amounts)	Q2-12		Q1-12		Q2-11
GAAP net income (loss) / Earnings (loss) per share	$37	$0.05	$(590)	$(0.80)	$61	$0.08
Limited waiver of exclusivity from GLOBALFOUNDRIES	—	—	(703)	(0.94)	—	—
Amortization of acquired intangible assets	(4)	(0.01)	(1)	—	(9)	(0.01)
Legal settlement	(5)	(0.01)	—	—	—	—
Restructuring charges, net	—	—	(8)	(0.01)	—	—
SeaMicro acquisition costs	—	—	(6)	(0.01)	—	—
Tax benefit related to SeaMicro acquisition	—	—	36	0.05	—
Non-GAAP net income / Earnings per share	$46	$0.06	$92	$0.12	$70	$0.09

Reconciliation of GAAP Operating Income (Loss) to Non-GAAP Operating Income

(Millions)	Q2-12	Q1-12	Q2-11
GAAP operating income (loss)	$77	$(580)	$105
Limited waiver of exclusivity from GLOBALFOUNDRIES	—	(703)	—
Amortization of acquired intangible assets	(4)	(1)	(9)
Legal settlement	(5)	—	—
Restructuring charges, net	—	(8)	—
SeaMicro acquisition costs	—	(6)	—
Non-GAAP operating income	$86	$138	$114
Reconciliation of GAAP to Non-GAAP Operating Expenses
(Millions)	Q2-12	Q1-12	Q2-11
GAAP operating expenses	$561	$607	$615
Amortization of acquired intangible assets	4	1	9
Restructuring charges, net	—	8	—
SeaMicro acquisition costs	—	6	—
Non-GAAP operating expenses	$557	$592	$606
Reconciliation of GAAP to Non-GAAP Gross Margin
(Millions except percentages)	Q2-12	Q1-12	Q2-11
GAAP Gross Margin	$638	$27	$720
GAAP Gross Margin %	45%	2%	46%
Limited waiver of exclusivity from GLOBALFOUNDRIES	—	(703)	—
Legal settlement	(5)	—	—
Non-GAAP Gross Margin	$643	$730	$720
Non-GAAP Gross Margin %	46%	46%	46%

Reconciliation of GAAP Operating Income (Loss) to Adjusted EBITDA
(Millions)	Q2-12	Q1-12	Q2-11
GAAP operating income (loss)	$77	$(580)	$105
Limited waiver of exclusivity from GLOBALFOUNDRIES	—	703	—
Legal settlement	5	—	—
Depreciation and amortization	61	62	71
Employee stock-based compensation expense	26	21	20
Amortization of acquired intangible assets	4	1	9
Restructuring charges, net	—	8	—
Acquisition related costs	—	6	—
Adjusted EBITDA	$173	$221	$205

AMD Q2-12 CFO Commentary	Page 7	July 19, 2012

Non-GAAP adjusted free cash flow reconciliation

(Millions)	Q2-12	Q1-12	Q2-11
GAAP net cash provided by operating activities	$81	$107	$174
Non-GAAP adjustment	—	—	36
Non-GAAP net cash provided by operating activities	81	107	210
Purchases of property, plant and equipment	(39)	(40)	(67)
Non-GAAP adjusted free cash flow	$42	$67	$143

Cautionary Statement

This document contains forward-looking statements concerning AMD, our financial outlook for the third quarter of 2012, including our third quarter 2012 revenue, gross margin, and operating expenses, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” “anticipates,” “projects,” “would,” and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this document are based on current beliefs, assumptions and expectations, speak only as of the date of this document and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include the possibility that Intel Corporation’s pricing, marketing and rebating programs, product bundling, standard setting, new product introductions or other activities may negatively impact the company’s current plans; the company may be unable to develop, launch and ramp new products and technologies in the volumes that are required by the market and at mature yields on a timely basis; that its third party wafer foundry suppliers will be unable to transition the company’s products to advanced manufacturing process technologies in a timely and effective way or to manufacture the company’s products on a timely basis in sufficient quantities and using competitive technologies; the company will be unable to obtain sufficient manufacturing capacity or components to meet demand for its products; the company’s requirements for wafers are less than the fixed number of wafers that it agreed to purchase from GF in 2012 or GF encounters problems that significantly reduce the number of functional die the company receives from each wafer; that customers stop buying the company’s products or materially reduce their operations or demand for the company’s products; that the company may be unable to maintain the level of investment in research and development that is required to remain competitive; that there may be unexpected variations in market growth and demand for the company’s products and technologies in light of the product mix that it may have available at any particular time or a decline in demand; the company will require additional funding and may be unable to raise sufficient capital on favorable terms, or at all; that global business and economic conditions will not continue to improve or will worsen; that demand for computers will be lower than currently expected; and the effect of political or economic instability, domestically or internationally, on the company’s sales or supply chain. Investors are urged to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

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